1400 Union Meeting Road
                                                       Blue Bell, PA 19422
                                                       Phone:   215-619-2700


Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253



                      C&D TECHNOLOGIES REPORTS EARNINGS FOR
                            FIRST QUARTER FISCAL 2005


BLUE BELL, Pa., May 24, 2004 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for its first quarter ended April 30, 2004. Net income for the quarter was $2.0 million, or 8 cents per share, compared to $2.8 million or 11 cents per share in the prior year's first quarter. Net sales for the quarter were $85.8 million, a 10.9% increase from the prior year's first quarter sales of $77.4 million.

"Sales in the first quarter of fiscal 2005 increased in all three of our divisions over the prior year's first quarter," stated Wade H. Roberts, Jr., president and chief executive officer of the company. "However, the improved sales were offset by various factors during the quarter, including a more than 15 cents per pound increase in our cost of lead as well as expenses associated with the start-up of manufacturing at our Reynosa, Mexico facility. We estimate that the combination of these two factors negatively affected earnings per share by over 15 cents."

During the quarter, C&D Technologies completed the integration of its Dynasty and Powercom business units to form the new Standby Power Division. Therefore, the financial discussion that follows reflects combined results for the two former divisions for both fiscal 2004 and 2005. C&D Technologies' fiscal 2005 first quarter operating results from its reporting segments were as follows:

Standby Power - Sales increased 9.8% in the quarter to $60.9 million from $55.5 million in the prior year's first quarter. The increase was due primarily to strong demand from UPS equipment OEMs (Original Equipment Manufacturers) and improvement in the cable TV equipment market. Operating income for the segment decreased 28.6%, to $5.4 million, from $7.5 million in the first quarter of fiscal 2004, reflecting higher raw material costs, principally lead.

Power Electronics - Sales increased 23.6% during the quarter to $11.2 million from $9.0 million in the prior year's first quarter. The revenue increase reflected improved demand for DC to DC converters. Operating income in the first quarter was $291,000, compared to an operating loss of $594,000 in the first quarter of fiscal 2004.




                                     -more-

Motive Power - Sales increased 6.7% in the first quarter to $13.7 million from $12.9 million in the prior year's first quarter. Unfortunately, the division's operating loss increased 19.4% to $1.8 million, from $1.5 million in last year's first quarter, primarily reflecting higher raw material costs. Without the lead cost increase, the current quarter loss would have been lower by more than $1.0 million.

In  commenting on the outlook for the second  quarter,  Mr.  Roberts  indicated:
"While consolidated sales increased 10.9% over the prior year's first quarter and our backlog increased modestly, for the second quarter of fiscal year 2005, we expect operating results of $0.10 to $0.15 per share, including a portion of the previously announced reorganization costs estimated to total $2.0 to 2.5 million for the fiscal year. These costs relate to severance, moving and rigging for the relocation of select manufacturing to our Reynosa facility and will be expensed as work progresses through the second and third quarters."

C&D Technologies will hold a conference call today at 11:00 AM Eastern Daylight Time to discuss these results in detail. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 2:00 PM and will remain available until midnight on June 7, 2004. Please call 800-642-1687 (706-645-9291 for international callers) and enter pin number 7572141 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at www.cdtechno.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until May 24, 2005.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including, without limitation, the company's annual report on Form 10-K for the fiscal year ended January 31, 2004), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.


                                    # # # # #

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                   (Unaudited)



                                                          Three months ended
                                                              April 30,

  Summary of earnings                                   2004             2003


  Net sales                                            $85,805          $77,368

  Gross profit                                          16,541           16,992

  Selling, general and
   administrative expenses                              10,034            9,170

  Research and development
   expenses                                              2,669            2,411

  Operating income                                       3,838            5,411

  Income before income taxes
   and minority interest                                 2,991            4,695

  Net income before minority
   interest                                              1,884            2,958

  Net income                                             2,004            2,822

  Basic earnings per share                                0.08             0.11

  Diluted earnings per share                              0.08             0.11

  Weighted average shares
   outstanding:
          Basic                                         25,399           25,650
          Diluted                                       25,585           25,760

                Other financial data

  Operating cash flow                                    2,628            9,325*
  Depreciation and amortization                          5,517            5,812

  * Reclassified for comparative purposes.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)


              Selected Balance                April 30,             January 31,
              Sheet data                       2004                    2004
                                               ----                    ----

              Total cash                     $ 10,597               $ 12,306

              Total assets                    384,463                385,950

              Total debt                       19,661                 19,620

              Total equity                    269,657                269,533